Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

VROOM, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	457(a)	464,000	$7.00	$3,248,000.00	0.0001381	$448.55

Total Offering Amounts:						$3,248,000.00		448.55
Total Fee Offsets:
Net Fee Due:								$448.55

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Offering Note(s)

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Vroom, Inc. Amended and Restated 2020 Incentive Award Plan, as amended (the “Incentive Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Incentive Plan.

Consists of 464,000 shares of Common Stock authorized to be issued under the Incentive Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on July 30, 2026.